Exhibit 10-hh

AT&T CORP.

SENIOR MANAGEMENT INCENTIVE AWARD DEFERRAL PLAN

(as amended September 18, 2006)

1. ELIGIBILITY

Any Senior Manager (as defined in the AT&T 1997 Long Term Incentive Program [the "1997 Plan"]) of AT&T Corp. ("AT&T") or an Affiliate (as defined in the 1997 Plan) who is eligible for an award under the AT&T Short Term Incentive Plan (the "Short Term Incentive Plan") and/or who has been granted a Performance Award or a Stock Unit Award under the AT&T Senior Management Long Term Incentive Plan (the "Long Term Incentive Plan") the 1987 Long Term Incentive Plan (the "1987 Plan") or the 1997 Plan shall be eligible to participate in this AT&T Senior Management Incentive Award Deferral Plan (the "Plan"). For purposes of the Plan, AT&T and any Affiliate shall be referred to as a "Participating Company". Prior to January 1, 1984, the Plan was named the Bell System Senior Management Incentive Award Deferral Plan.

2. PARTICIPATION

(a) Prior to the beginning of any calendar year, any Senior Manager may elect to participate in the Plan by directing that (i) all or part of an award under the Short Term Incentive Plan, or a Performance Award or a Stock Unit Award under the Long Term Incentive Plan, the 1987 Plan or the 1997 Plan and/or (ii) all or part of the dividend equivalent payments under the Long Term Incentive Plan, the 1987 Plan or the 1997 Plan, that such employee's Participating Company would otherwise pay currently to such employee in such calendar year, shall be credited to a deferred account subject to the terms of the Plan. However, in no event shall the part of an award under any plan credited during any calendar year be less than $1,000 (based on a valuation at the time the award would otherwise be paid). There shall be no such minimum limitation on amounts credited during any calendar year that are related to dividend equivalent payments.

In addition, prior to the beginning of any calendar year, any Senior Manager may elect to participate in the Plan by directing that all or part of the compensation related to the exercise (more than six months following such election and prior to the employee's retirement or other termination of employment) of an Option awarded under the 1987 Plan or the 1997 Plan shall be credited to a deferred account subject to the terms of the Plan. The exercise of an Option shall be considered as an exercise described in the preceding sentence only if the exercise would otherwise satisfy the requirements for a stock-for-stock exercise under the stock option award agreement pertaining to such Option.

In addition, prior to the beginning of any calendar year, the Chairman of the Board and any other Senior Manager designated by the Chairman of the Board may elect to participate in the Plan by directing that all or part of such Senior Manager's salary that such employee's Participating Company would otherwise pay currently to such employee in such calendar year shall be credited to a deferred account subject to the terms of the Plan.

In addition, provided such participation shall have been approved by the Compensation and Employee Benefits Committee of the AT&T Board of Directors (the "Committee"), prior to the beginning of any calendar year, any Senior Manager may elect to participate in the Plan as to other awards under the 1987 Plan or 1997 Plan, or other amounts of compensation of such Senior Manager, by directing that all or part of such awards or compensation that such Senior Manager's Participating Company would otherwise pay currently to such Senior Manager in such calendar year be credited to a deferred account subject to the terms of the Plan.

(b) Such an election to participate in the Plan shall be in the form of a document executed by the employee and filed with the employee's Participating Company. An election related to awards, dividend equivalent payments, salary and/ or other compensation otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year.

(c) Notwithstanding anything to the contrary contained in this Section 2, in the case of a Senior Manager who is newly eligible to participate in the Plan, or in the case of any Senior Manager with respect to awards or compensation newly eligible to be deferred under the Plan, a deferral election may be made with respect to compensation otherwise receivable in the same calendar year and subsequent to such election, provided such election is made within ninety (90) days of such eligibility.

(d) Notwithstanding anything in this Plan to the contrary, there shall be no additional deferrals under Section 2 or Section 3(b)(iii) credited to a deferred account after December 31, 2006.

3. DEFERRED ACCOUNTS

(a) (i) Except as provided in Section 3(b)(iii), deferred amounts related to awards, dividend equivalent payments which would otherwise have been distributed in cash by a Participating Company and deferred amounts related to salary and/or other cash compensation shall be credited to the employee's account and shall bear interest from the date the awards, dividend equivalent payments, salary and/or other cash compensation would otherwise have been paid. The interest credited to the account will be compounded at the end of each calendar quarter, and the annual rate of interest applied at the end of any calendar quarter shall be determined by the Committee from time to time, provided however, that the interest rate to be applied, for any subsequent quarter, to an employee's (or former employee's) deferred account balance as of December 31, 1998, plus any additions to such account after December 31, 1998 that result from deferral elections made by an employee prior to December 31, 1998, (reduced by any distributions attributable to such account balance) shall not be less than the applicable 10 Year U.S. Treasury Note Rate for the prior calendar quarter, plus five (5) percent.

(ii) Furthermore, if an employee made an election described in Section 2, which election was effective on December 31, 1983, then such employee's account shall also be credited during 1984 with an amount equal to the deferred amounts which would have been credited to the employee's account during 1984 had the company which employed the employee on December 31, 1983 continued to be a Participating Company during 1984, and such amount shall bear interest in accordance with (a)(i) above from the date such amount would have been credited had such company continued to be a Participating Company during 1984.

(b)(i) Deferred amounts related to awards that would otherwise have been distributed in AT&T common shares by a Participating Company shall be credited to the employee's account as deferred AT&T shares. Furthermore, if an employee made an election described in Section 2, which election was effective on December 31, 1983, then such employee's account shall also be credited during 1984 with the deferred AT&T shares which would have been credited to the employee's account had the company which employed the employee on December 31, 1983 continued to be a Participating Company in the Plan and in the Long Term Incentive Plan during 1984.

(ii) Deferred amounts related to the compensation on the exercise of an Option also shall be credited to the employee's account as deferred AT&T shares. The number of deferred AT&T shares credited under the preceding sentence shall equal the number of additional AT&T shares the employee would have received on the actual stock-for-stock exercise of such Option.

(iii) Prior to the beginning of any calendar year, the Chairman of the Board and any other Senior Manager designated by the Chairman of the Board may elect that deferred amounts related to dividend equivalent payments, which would otherwise have been distributed in cash by a Participating Company during such calendar year, shall be credited to the employee's account as deferred AT&T shares. The number of deferred AT&T shares credited, with respect to each dividend equivalent, shall be determined in accordance with the conversion formula set forth in the following paragraph, as if such dividend equivalent were the amount to be converted to a number of additional deferred AT&T shares.

(iv) The employee's account shall also be credited on each dividend payment date for AT&T shares with an amount equivalent to the dividend payable on the number of AT&T common shares equal to the number of deferred AT&T shares in the employee's account on the record date for such dividend. Such amount shall then be converted to a number of additional deferred AT&T shares determined by dividing such amount by the price of AT&T common shares, as determined in the following sentence. The price of AT&T common shares related to any dividend payment date shall be the average of the daily high and low sale prices of AT&T common shares on the New York Stock Exchange ("NYSE") for the period of five trading days ending on such dividend payment date, or the period of five trading days immediately preceding such dividend payment date if the NYSE is closed on the dividend payment date.

(c) In the event of any change in outstanding AT&T common shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the number of deferred AT&T shares then credited to employees' accounts. Any and all such adjustments shall be conclusive and binding upon all parties concerned.

4. DISTRIBUTION

(a) At the time an eligible employee makes an election to participate in the Plan, the employee shall also make an election with respect to the distribution (during the employee's lifetime or in the event of the employee's death) of the amounts credited to the employee's deferred account. Such an election related to the distribution during the employee's lifetime, of amounts otherwise payable currently in any calendar year, shall become irrevocable on the last day prior to the beginning of such calendar year.

The election related to the distribution in the event of the employee's death, including the designation of a beneficiary or beneficiaries, may be changed by the employee at any time by filing the appropriate document with the Secretary of the Company.

Amounts credited as cash plus accumulated interest shall be distributed in cash; amounts credited as deferred AT&T shares shall be distributed in the form of an equal number of AT&T shares.

(b)(i) With respect to amounts related to deferred cash credited to the employee's account under Section 3(a), and to deferred AT&T shares credited to the employee's account under Section 3 (b)(i) or (iii), an employee may elect to receive such amounts in one payment or in some other number of approximately equal annual installments (not exceeding 20), provided however, that the number of annual installments may not extend beyond the life expectancy of the employee, determined as of the date the first installment is paid. The employee's election shall also specify that the first installment (or the single payment if the employee has so elected) shall be paid either (1) as soon as practicable after the first day of the calendar quarter next following the end of the month in which the employee attains the age specified in such election, which age shall not be earlier than age 55 or later than age 70-1/2, or (2) as soon as practicable after the first day of the calendar quarter next following the end of the month in which the employee retires from a Participating Company or otherwise terminates employment with a Participating Company (except for a transfer to another Participating Company); provided, however, that the Committee may, in its sole discretion, direct that the first installment (or the single payment) shall be paid on the first day of the first calendar quarter in the calendar year next following the year of retirement or other termination of employment. In addition any Senior Manager eligible to defer salary may specify that the first installment (or the single payment if the employee has so elected) shall be paid as soon as practicable after the first day of the first calendar quarter in the calendar year next following the calendar year in which the employee retires from a Participating Company or otherwise terminates employment with a Participating Company (except for a transfer to another Participating Company).

(ii) With respect to deferred AT&T shares credited to the employee's account under Section 3(b)(ii), an employee may elect to receive the deferred AT&T shares in one payment or in some other number of approximately equal annual installments (not exceeding 20), provided however, that the number of annual installments may not extend beyond the life expectancy of the employee, determined as of the date the first installment is paid. The employee's election shall also specify that the first installment (or the single payment if the employee has so elected) shall be paid as soon as practicable after the first day of the calendar quarter next following the later of (1) the end of the month that is five years following the month in which the related deferred AT&T shares were initially credited, and (2)(A) the end of the month in which the employee attains the age specified in such election, which age shall not be earlier than age 55 or later than age 70-1/2, or (B) the end of the month in which the employee retires from a Participating Company or otherwise terminates employment with a Participating Company (except for a transfer to another Participating Company); provided, however, that the Committee may, in its sole discretion, direct that the first installment (or the single payment) shall be paid on the first day of the first calendar quarter in the calendar year next following the year of retirement or other termination of employment.

(c) Notwithstanding an election pursuant to Paragraph (b) of this Section 4, the entire amount then credited to an employee's account shall be paid immediately in a single payment (1) if the employee is discharged for cause by his or her Participating Company, (2) if the such Participating Company determines that the employee engaged in misconduct in connection with the employee's employment with the Participating Company, (3) if the employee without the consent of his or her Participating Company, while employed by such Participating Company or after the termination of such employment, establishes a relationship with a competitor of the Company or engages in activity which is in conflict with or adverse to the interest of the Company as determined under the AT&T Non-Competition Guideline, or (4) the employee becomes employed by a governmental agency having jurisdiction over the activities of a Participating Company or any of its subsidiaries.

(d) An employee may elect that, in the event the employee should die before full payment of all amounts credited to the employee's account, the balance of the deferred amounts shall be distributed in one payment or in some other number of approximately equal annual installments (not exceeding 10) to the beneficiary or beneficiaries designated in writing by the employee, or if no designation has been made, to the estate of the employee. The first installment (or the single payment if the employee has so elected) shall be paid on the first day of the calendar quarter next following the month of death; provided, however, that the Committee may, in its sole discretion, direct that the first installment (or the single payment) shall be paid on the first day of the first calendar quarter in the calendar year next following the year of death.

(e) Installments subsequent to the first installment to the employee, or to a beneficiary or to the employee's estate, shall be paid on the first day of the applicable calendar quarter in each succeeding calendar year until the entire amount credited to the employee's deferred account shall have been paid. Deferred amounts held pending distribution shall continue to be credited with interest or additional deferred AT&T shares, as applicable, determined in accordance with Section 3(a) and (b).

(f) In the event an employee, or the employee's beneficiary after the employee's death, incurs a severe financial hardship, the Committee, in its sole discretion, may accelerate or otherwise revise the payment schedule from the employee's account to the extent reasonably necessary to eliminate the severe financial hardship. For the purpose of this subsection (f), a severe financial hardship must have been caused by an accident, illness, or other event beyond the control of the employee or, if applicable, the beneficiary.

(g) The obligation to make a distribution of deferred amounts credited to an employee's account during any calendar year plus the additional amounts credited on such deferred amounts pursuant to Section 3(a) and (b) shall be borne by the Participating Company which otherwise would have paid the related award or salary currently. However, the obligation to make distribution with respect to deferred amounts which are related to amounts credited to an employee's account under Section 3(a)(ii) and under the second sentence of Section 3(b)(i), and with respect to which no Participating Company would otherwise have paid the related award currently, shall be borne by the Participating Company which employed the employee on January 1, 1984.

(h) Nothwithstanding any provision to the contrary, the amount credited to an employee’s account shall be reduced by the amount specified in an Election to Forego Compensation Form executed by the employee under the AT&T Corp. Estate Enhancement Program, and the reduction shall be effective as of the effective date of such election.

5. MISCELLANEOUS

(a) The deferred amounts shall be held in the general funds of the Participating Companies. The Participating Companies shall not be required to reserve, or otherwise set aside, funds for the payment of such amounts.

(b) The rights of an employee to any deferred amounts plus the additional amounts credited pursuant to Section 3(a) and (b) shall not be subject to assignment by the employee.

(c) The Executive Vice President - Human Resources of AT&T shall have the authority to administer the Plan.

(d) The Committee may at any time amend the Plan or terminate the Plan, but such amendment or termination shall not adversely affect the rights of any employee, without his or her consent, to any benefit under the Plan to which such employee may have previously become entitled prior to the effective date of such amendment or termination. The Executive Vice President - Human Resources of AT&T with the concurrence of the General Counsel of AT&T shall be authorized to make minor or administrative changes to the Plan, as well as amendments required by applicable federal or state law (or authorized or made desirable by such statutes).